Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 4 to the Registration Statement on Form F-1 File No. (333-197949) of our report dated April 2, 2014 relating to the financial statements, which appears in Scorpio Bulkers Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Monaco, Principality of Monaco, September 11, 2014

PricewaterhouseCoopers Audit

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers–92200 Neuilly-sur-Seine, France.

PricewaterhouseCoopers Audit, SA, 63, rue de Villiers, 92208 Neuilly-sur-Seine Cedex

Téléphone: +33 (0)1 56 57 58 59, Fax: +33 (0)1 56 57 58 60, www.pwc.fr